ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated June 2, 2010

UBS AG $• Return Optimization Securities with Partial Protection
Linked to the S&P 500® Index due on or about December 30, 2011

Investment Description

UBS AG Return Optimization Securities with Partial Protection (“ROS”) are senior unsecured debt securities issued by UBS AG (“UBS” or “the Issuer”) with returns linked to the performance of the S&P 500® Index (the “Index”). ROS are designed to enhance index returns in a moderate-return environment — meaning an environment in which stocks generally experience moderate appreciation. If the Index Return is positive, at maturity you will receive your principal plus 2 times the Index Return, up to the Maximum Gain, providing you with an opportunity to outperform the Index. If the Index Return is between 0 and -10% (inclusive), at maturity you will receive your principal. If the Index Return is below -10%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below -10%. Accordingly, if the Index declines by more than 10% over the term of your ROS, you may lose up to 90% of your principal. The partial protection feature applies only if you hold the ROS to maturity. Any payment on the ROS, including any partial protection feature, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity: At maturity, the ROS enhance the positive returns of the Index up to the Maximum Gain and reduce exposure to a negative Index Return. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the Index.
☐	Market Recovery Strategy: If you have experienced a loss on an investment with market exposure similar to the Index, an investment in the ROS can provide an opportunity to accelerate your recovery at maturity if the Index rises.
☐	Partial Protection Feature: If you hold the ROS to maturity, your investment will be protected from the first 10% decline in the Index, subject to the creditworthiness of UBS, and will have 1-for-1 downside exposure to a negative Index Return below -10%.

Key Dates*

Trade Date	June 25, 2010
Settlement Date	June 30, 2010
Final Valuation Date	December 23, 2011
Maturity Date	December 30, 2011
*	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed to ensure that the stated term of the ROS remains the same.
Security Offering

We are offering the Return Optimization Securities with Partial Protection linked to the S&P 500® Index. The return on the ROS are subject to, and will not exceed, the predetermined Maximum Gain nor the corresponding Maximum Payment at Maturity per $10.00 Security, both of which will be determined on the Trade Date. The ROS are offered at a minimum investment of $1,000, or 100 securities at $10.00 per security, and integral multiples of $10.00 in excess thereof.

Securities	Index Symbol*	Maximum Gain**	Maximum Payment at Maturity per $10.00 Security**	CUSIP	ISIN
ROS linked to the S&P 500® Index	SPX	19.00% to 21.75%	$11.90 to $12.18	90267C391	US90267C3916
*	Bloomberg, L.P.
**	Actual Maximum Gain and Maximum Payment at Maturity per $10.00 Security will be set on the Trade Date.

See “Additional Information about UBS and the ROS” on page 2. The ROS will have the terms specified in the Return Optimization with Partial Protection product supplement and accompanying prospectus, as supplemented by this free writing prospectus. The specific terms described for the offering of the ROS in this free writing prospectus will govern application of the general terms described in the ROS product supplement and the accompanying prospectus. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page PS-12 of the ROS product supplement for risks related to an investment in the ROS. Your ROS do not guarantee any return of principal in excess of $1.00 per $10.00 invested. An Index Return of less than -10% at maturity will result in a loss of principal.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, the ROS product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS
Per Security	$10.00	$0.175	$9.825
Total	$•	$•	$•

UBS Financial Services Inc.	UBS Securities LLC

Additional Information about UBS and the ROS

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the ROS and an Index supplement for various securities we may offer, including the ROS), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the ROS product supplement and the Index supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product Supplement for ROS with Partial Protection dated January 13, 2009

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000073/v136614_690289-424b2.htm

♦	Index Supplement dated January 13, 2009

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “ROS” and “Securities” refers to the Return Optimization Securities with Partial Protection that are offered hereby, unless the context otherwise requires. Also, references to the “ROS product supplement” mean the UBS product supplement for Return Optimization Securities with Partial Protection, dated January 13, 2009, references to the “Index supplement” mean the UBS Index supplement, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The ROS may be suitable for you if:

♦	You believe that the Index will appreciate moderately — meaning that you believe the Index will appreciate over the term of the ROS but that such appreciation is unlikely to exceed an amount equal to the Maximum Gain
♦	You are willing and able to lose 1% of your principal amount for every 1% that the Index Return is less than -10%
♦	You are willing to invest in the ROS, the full potential appreciation of which is capped at the Maximum Gain
♦	You do not seek current income from this investment
♦	You are willing to hold the ROS to maturity, a term of 18 months
♦	You are willing to accept that there may be no secondary market for the ROS
♦	You are willing to forgo dividends or other distributions paid on the stocks included in the Index
♦	You are comfortable with the creditworthiness of UBS as Issuer of the ROS

The ROS may not be suitable for you if:

♦	You do not believe the Index will appreciate over the term of the ROS, or you believe the Index will appreciate by more than the Maximum Gain
♦	You seek an investment that is 100% principal protected
♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation
♦	You seek current income from this investment
♦	You are unable or unwilling to hold the ROS to maturity, a term of 18 months
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to assume the credit risk associated with UBS as Issuer of the ROS

The investor suitability considerations identified above are not exhaustive. Whether or not the ROS are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the ROS in light of your particular circumstances. You should also review “Key Risks” on page 4 of this free writing prospectus and the more detailed “Risk Factors” beginning on PS-12 of the ROS product supplement for risks related to an investment in the ROS.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price	$10.00 per ROS
Term	18 months
Protection Percentage	10%, if held to maturity(1)
Maximum Gain	19.00% to 21.75%. The actual Maximum Gain will be set on the Trade Date.
Multiplier	2
Payment at Maturity (per $10.00)	If the Index Return (as defined below) multiplied by the Multiplier is equal to or greater than the Maximum Gain, you will receive:
$10.00 + ($10.00 × Maximum Gain)
If the Index Return is positive and when multiplied by the Multiplier is less than the Maximum Gain, you will receive:
$10.00 + ($10.00 × 2 × Index Return), subject to the Maximum Gain
If the Index Return is between 0% and -10% (inclusive), you will receive 100% of your principal.(1)
If the Index Return is less than -10%, you will lose 1% of your principal (or a fraction thereof) for each percentage point (or a fraction thereof) that the Index Return is below -10%.
Accordingly, if the Index Return has declined by more than 10% over the term of your ROS, you may lose up to 90% of your principal.
Index Return	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	The closing level of the Index on the Trade Date, as determined by the calculation agent
Index Ending Level	The closing level of the Index on the Final Valuation Date, as determined by the calculation agent.

Determining Payment at Maturity

If the Index Return is less than -10% you will lose 1% (or a fraction thereof) on the principal amount of your ROS for every 1% (or a fraction thereof) the Index Return is below -10%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + ($10.00 × (Index Return + 10%))

As such, you could lose up to 90% of your principal depending on how much the Index declines over the term of the ROS.

(1)	Partial protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Key Risks

An investment in the ROS involves significant risks. Some of the risks that apply to the ROS are summarized here, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the ``Risk Factors” section of the ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ROS.

♦	Partial principal protection only if you hold the ROS to maturity — You will be entitled to receive at least 10% of the principal amount of your ROS only if you hold your ROS to maturity. The market value of the ROS may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your ROS in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your ROS sold. You should be willing to hold your ROS to maturity.
♦	At maturity, you risk losing some of your principal — If the Index Return is less than -10% you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Return is less than -10%. Accordingly, if the price of the Index has declined by more than the Protection Percentage over the term of the ROS, you will lose some of your principal.
♦	Your return potential is limited — If the Index Return is positive, the Index Return will be multiplied by the Multiplier, subject to the Maximum Gain on the ROS. Therefore, you will not benefit from any positive Index Return, multiplied by the Multiplier, in excess of the Maximum Gain.
♦	There may be little or no secondary market for the ROS — The ROS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the ROS will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the ROS, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your ROS prior to maturity could be at a substantial discount from the initial price to public, and as a result you may suffer substantial losses.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the ROS and you will not receive any dividend payments or other distributions on the securities included in the Index.
♦	Owning the ROS is not the same as owning the Index — The return on your ROS may not reflect the return you would realize if you actually owned the Index or stocks comprising the Index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the ROS. In addition, as an owner of the ROS, you will not have voting rights or other rights that holders of the stocks comprising the Index might have.
♦	Credit of UBS — The ROS are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS, including any partial protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ROS and, in the event UBS were to default on its obligations, you may not receive the partial protection or any other amounts owed to you under the terms of the ROS.
♦	Price prior to maturity — The market price of the ROS will be influenced by many factors, including the level of the Index; the volatility of the Index; the dividend rate paid on the Index; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the ROS in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the ROS.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Index and/or over-the-counter options, futures or other instruments with return linked to the performance of the Index, may adversely affect the market price of the Index and, therefore, the market value of the ROS.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of UBS and you, as a holder of the ROS. The calculation agent, an affiliate of the issuer, will determine the Index Return and payment at maturity based on observed levels of the Index in the market. The calculation agent can postpone the determination of the Index or the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the ROS, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the stocks included in such Index, and therefore the market value of the ROS.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the ROS are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the ROS” on page 7.
♦	Potential return only at maturity — You can only earn the potential return if you hold the ROS to maturity.

ROS Linked to S&P 500® Index

The Standard and Poor’s 500® Index (the “Index”) is published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index,” the Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the Index, with the number of companies included in each group as of May 28, 2010 indicated below: Consumer Discretionary (81); Consumer Staples (41); Energy (39); Financials (79); Health Care (52); Industrials (57); Information Technology (75); Materials (31); Telecommunications Services (9); and Utilities (36).

The graph below illustrates the performance of the Index from January 29, 1999 to May 28, 2010. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg L.P

The Index closing level on May 28, 2010 was 1,089.41.

The information on the S&P Index provided in this document should be read together with the discussion under the heading ``Underlying Indices and Underlying Index Publishers — S&P 500® Index” beginning on page IS-12 of the Index supplement.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a 20.50% Maximum Gain and assume a range of Index performance from +40% to -40%*. The actual Maximum Gain for the offering will be set on the Trade Date.

*	The Index Return range is provided for illustrative purposes only. The actual Index Return may be below -40% and you therefore may lose up to 90% of your investment in the ROS.

Example 1 — On the Final Valuation Date, the Index closes 5% above the Index Starting Level. Since the Index Return is 5%, you will receive 2x the Index Return, or a 10% total return, and the payment at maturity per $10.00 principal amount of ROS will be calculated as follows: $10.00 + ($10.00 × 2 × 5%) = $10.00 + $1.00 = $11.00.

Example 2 — On the Final Valuation Date, the Index closes 20% above the Index Starting Level. Since 2× the Index Return of 20% is more than the Maximum Gain of 20.50%, you will receive the Maximum Gain of 20.50%, and the payment at maturity is equal to $12.05 per $10.00 principal amount of ROS.

Example 3 — On the Final Valuation Date, the Index closes 5% below the Index Starting Level. Since the Index Return is –5%, which is within the principal protection range of 0% and -10%, the payment at maturity is equal to $10.00 per $10.00 principal amount of ROS.

Example 4 — On the Final Valuation Date, the Index closes 30% below the Index Starting Level. Since the Index Return is –30%, which is outside the principal protection range of 0% and -10%, the payment at maturity is equal to $8.00 per $10.00 principal amount of ROS as follows:

$10.00 + ($10.00 × (-30% + 10%)) = $8.00

Accordingly, if the Index declines by more than 10% over the term of the ROS, you may lose up to 90% of your principal.

What Are the Tax Consequences of the ROS?

The following is a general description of certain United States federal tax considerations relating to the ROS. It does not purport to be a complete analysis of all tax considerations relating to the ROS. Prospective purchasers of the ROS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the ROS and receiving payments of principal and/or other amounts under the ROS. This summary is based upon the law as in effect on the date of this free writing prospectus and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus and replaces the discussion under “Supplemental U.S. Tax Considerations” in the ROS product supplement. This discussion applies to you only if you are the original investor in the ROS and you hold your ROS as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns ROS as part of a straddle or a hedging or conversion transaction for tax purposes, or
♦	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a ROS and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the ROS, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the ROS should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the ROS.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ROS SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE ROS ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR ROS DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR ROS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your ROS as a pre-paid derivative contract with respect to the Index and the terms of the ROS require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the ROS for all tax purposes in accordance with such characterization. If the ROS are so treated, you should generally not accrue any income with respect to the Index during the term of the ROS and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your ROS in an amount equal to the difference between the amount realized at such time and your tax basis in the ROS. In general, your tax basis in your ROS will be equal to the price you paid for them. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Because of the absence of authority regarding the appropriate tax characterization of your ROS, it is possible that the Internal Revenue Service could seek to characterize your ROS in a manner that results in tax consequences to you that are different from those described above. The Internal Revenue Service has released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of ROS purchased after the bill was enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ROS.

It is possible that the ROS could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the ROS are so treated, you would be required to accrue interest income over the term of your ROS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ROS. You would recognize gain or loss upon the sale or maturity of your ROS in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ROS. In general, your adjusted basis in your ROS would be equal to the amount you paid for your ROS, increased by the amount of interest you previously accrued with respect to your ROS. Any gain you recognize upon the sale, redemption or maturity of your ROS would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ROS, and thereafter, would be capital loss.

The Internal Revenue Service could also possibly assert that (i) you should be treated as owning the components of the Index, (ii) you should be required to recognize taxable gain upon a rollover or rebalancing, if any, of the components of the Index, (iii) any gain or loss that you recognize upon the exchange or maturity of the ROS should be treated as ordinary gain or loss, (iv) you should be required to accrue interest income over the term of your ROS or (v) you should be required to include in ordinary income an amount equal to any increase in the Index that is attributable to ordinary income that is realized in respect of the components of the Index, such as interest, dividends or net-rental income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your ROS for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the ROS or a sale of the ROS should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the ROS or a sale of the ROS to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of ROS.

Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

♦	payments of principal and interest on a ROS within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
♦	the payment of the proceeds from the sale of a ROS effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

♦	fails to provide an accurate taxpayer identification number,
♦	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
♦	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a ROS effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a ROS that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

♦	the proceeds are transferred to an account maintained by you in the United States,
♦	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
♦	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a ROS effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

♦	a United States person,
♦	a controlled foreign corporation for United States tax purposes,
♦	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
♦	a foreign partnership, if at any time during its tax year:
♦	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

♦	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Recent Legislation.  Under recently enacted legislation, effective for taxable years beginning after March 18, 2010, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stocks or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the ROS.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your ROS but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your ROS unless you comply with certain certification and identification requirements as to your foreign status.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents will agree to purchase, all of the ROS at the price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the ROS.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROS and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the ROS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The ROS are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.